Exhibit 8.1

August 18, 2006

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to BlackRock, Inc., a Delaware corporation (“BlackRock”) in connection with the Transaction Agreement and Plan of Merger (the “Transaction Agreement”), dated as of February 15, 2006, by and among Merrill Lynch & Co., Inc., a Delaware corporation (“Merrill Lynch”), BlackRock, New BlackRock, Inc., a Delaware corporation and direct wholly-owned subsidiary of BlackRock (“New BlackRock”) and BlackRock Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of New BlackRock (“BlackRock Merger Sub” and, together with BlackRock and New BlackRock, the “BlackRock Parties”), pursuant to which BlackRock Merger Sub will be merged with and into BlackRock with BlackRock as the surviving corporation and a wholly-owned subsidiary of New BlackRock, and each share of issued and outstanding BlackRock class A common stock and class B common stock will be exchanged for one share of New BlackRock common stock, on the terms and subject to the conditions set forth therein (the “Merger”). This opinion is being furnished in connection with the proxy statement/prospectus (the “Proxy Statement/Prospectus”) which is included in the Registration Statement on Form S-4 of New BlackRock (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Transaction Agreement.

In preparing our opinion (the “Opinion”), we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the agreements related to the Merger (the “Agreements”). In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of

August 18, 2006

all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In addition, we have relied upon the accuracy and completeness of certain statements, representations and covenants made by Merrill Lynch, the BlackRock Parties and others, including representations and covenants set forth in a letter dated the date hereof from an officer of each of the BlackRock Parties (the “Representation Letter”); for purposes of rendering our Opinion, we have assumed that such statements, representations and covenants are true, correct and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and covenants made by Merrill Lynch and the BlackRock Parties, including those set forth in the Representation Letter. Our Opinion further assumes that the Agreements have been executed in substantially the form reviewed by us, that the Merger will be consummated in accordance with the terms of the Agreements, that the parties will act consistently with the Agreements and that the Agreements incorporate all the agreements and understanding among the parties.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant. It should also be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our Opinion will be accepted by the Service or, if challenged, by a court. Except as set forth herein, we express no opinions or views regarding the U.S. federal income tax consequences of the Merger.

Based upon and subject to the foregoing and the qualifications set forth in the Proxy Statement/Prospectus, we are of the opinion that, under current U.S. federal income tax law, the Merger will be treated as a reorganization under Section 368(a) of the Code. As a result of the Merger qualifying as a reorganization under Section 368(a):

•	No gain or loss will be recognized to holders of BlackRock common stock solely as a result of the exchange of BlackRock common stock for New BlackRock common stock pursuant to the Merger;

•	The aggregate tax basis of the shares of New BlackRock common stock received by holders of BlackRock common stock pursuant to the

August 18, 2006

Merger will be the same as the aggregate tax basis of the BlackRock common stock exchanged for such New BlackRock common stock pursuant to the Merger;

•	The holding period of the shares of New BlackRock common stock received by holders of BlackRock common stock in the Merger will include the holding period of the BlackRock common stock exchanged for such New BlackRock common stock pursuant to the Merger; and

•	Neither BlackRock, New BlackRock nor BlackRock Merger Sub will recognize gain or loss as a result of the Merger.

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. This Opinion has been prepared in connection with the Merger and may not be relied upon for any other purpose without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” and “LEGAL MATTERS” in the Proxy Statement/Prospectus and to the filing of this Opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP